Exhibit 99.1

Contact:	Media Contact:
Sylvia Wheeler	Aljanae Reynolds
SVP, Corporate Affairs	510 809 2452
510 809 9264	press@aduro.com

Aduro Biotech Provides Update on CRS-207 Programs

—Conference Call to Review Program Updates Today at 8:30am ET—

BERKELEY, Calif. – December 12, 2017 - Aduro Biotech, Inc. (Nasdaq: ADRO), a biopharmaceutical company with three distinct immunotherapy technologies, today provided an update on its clinical development programs for CRS-207, a first-generation proprietary attenuated strain of Listeria that has been engineered to express the tumor-associated antigen mesothelin. Based on preliminary results from its mesothelioma and ovarian studies, as well as a business and commercial assessment, the company has determined that it will not continue advancement of CRS-207 and will wind down each of its trials in mesothelioma, ovarian and gastric cancer. Aduro will be working closely with investigators to proceed in a manner that is aligned with the best interests of patients still being treated on these studies.

“We would like to thank the patients, their families, our clinical investigators and staff for their time and commitment to these trials, which will contribute important data to the field of oncology. While we are disappointed with the results for CRS-207, our clinical development program was designed to quickly generate data that could inform timely decision-making and allow us to prioritize our portfolio accordingly,” said Stephen Isaacs, chairman and chief executive officer of Aduro Biotech. “We will shift our focus and investment toward our STING agonist program, B-select antibodies and personalized neoantigen approach with pLADD. In our STING program in particular, there are several additional clinical trials under consideration to complement our ongoing Phase 1 dose escalation trial of ADU-S100 as well as our combination study with Novartis’ PD-1 checkpoint inhibitor, PDR-001. As a result of our portfolio decisions, we expect our current cash balance to be sufficient to fund planned activities for the next three years through 2020.”

Conference Call with Management Today

Aduro’s management will host a conference call to review its programs and provide a general business update today at 8:30 am Eastern Time. To participate in the conference call, please dial (844) 309-0604 (domestic) or (574) 990-9932 (international) and refer to conference ID 2455008. Live audio of the conference call will be simultaneously webcast and available to members of the news media, investors and the general public under the investor section of the Aduro website at investors.aduro.com.

The webcast will be archived and available for replay for one month after the event.

About Aduro

Aduro Biotech, Inc. is an immunotherapy company focused on the discovery, development and commercialization of therapies that transform the treatment of challenging diseases. Aduro’s technology platforms, which are designed to harness the body’s natural immune system, are being investigated in cancer indications and have the potential to expand into autoimmune and infectious diseases. Aduro’s STING Pathway Activator platform is designed to activate the STING receptor in immune cells, resulting in a potent tumor-specific immune response. ADU-S100 is the first STING Pathway Activator compound to enter the clinic and is currently being evaluated in both a Phase 1 monotherapy study as well as a Phase 1b combination study with an anti-PD1 immune checkpoint inhibitor. Aduro’s B-select monoclonal antibody platform is comprised of a number of immune modulating assets in research and development, including BION-1301, an anti-APRIL antibody. Aduro’s pLADD program is based on proprietary attenuated strains of Listeria that have been engineered to express tumor neoantigens that are specific to an individual patient’s tumor. Other Listeria strains for lung and prostate cancers are being advanced by a partner. Aduro is collaborating with leading global pharmaceutical companies to expand its products and technology platforms. For more information, please visit www.aduro.com.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, our technology platforms, plans, the potential for eventual regulatory approval of our product candidates and our ability to fund planned activities through 2020. In some cases, you can identify these statements by forward-looking words such as “may,” “will,” “continue,” “anticipate,” “intend,” “could,” “project,” “seek”, “expect” or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our history of net operating losses and uncertainty regarding our ability to achieve profitability, our ability to develop and commercialize our product candidates, our ability to use and expand our technology platforms to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our inability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, our reliance on third parties, and our ability to obtain and adequately protect intellectual property rights for our product candidates. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our quarterly report on Form 10-Q for the quarter ended September 30, 2017, which is on file with the Securities and Exchange Commission. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

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